CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated March 21, 2008, relating to Juma Technology Corp. included in its Annual Report (Form 10-KSB/A) for the years ended December 31, 2007 and 2006, and to the use of our name and the statements with respect to us, as appearing under the heading Expert in such annual report.

Seligson & Giannattasio, LLP
White Plains, New York
August 4, 2008